EXHIBIT 99.20
                                                                   -------------

                               CAUSE NO. 00-08824

LSOF POOLED EQUITY, L.P.                      ss.       IN THE DISTRICT COURT
                                              ss.
                           Plaintiff,         ss.
                                              ss.
v.                                            ss.       162nd JUDICIAL DISTRICT
                                              ss.
GREENBRIAR CORPORATION                        ss.
                                              ss.
                           Defendant.         ss.       DALLAS COUNTY, TEXAS

                      PLAINTIFF LSOF POOLED EQUITY, L.P.'S
            MOTION FOR PARTIAL SUMMARY JUDGMENT AND BRIEF IN SUPPORT
            --------------------------------------------------------


TO THE HONORABLE JUDGE OF SAID COURT:

                  Pursuant to Rule 166a of the Texas Rules of Civil Procedure, Plaintiff LSOF Pooled Equity, L.P. ("Pooled Equity") files this Motion for Partial Summary Judgment and Brief in Support ("Motion"), and for cause therefore would respectfully show as follows:

                            I. PRELIMINARY STATEMENT

                  Three years ago, an affiliate of plaintiff Pooled Equity purchased $22 million of defendant Greenbriar Corporation's ("Greenbriar") Preferred Stock (as hereinafter defined). By its very terms, the Preferred Stock can be converted into Greenbriar Common Stock (as hereinafter defined) at the holder's election. Pooled Equity was forced to file this suit when Greenbriar improperly rejected Pooled Equity's October 30, 2000 attempted conversion of its Greenbriar Preferred Stock into Greenbriar Common Stock at the adjusted Conversion Price (as hereinafter defined) required by the governing documents. Greenbriar did not dispute plaintiff's right to convert; instead, it challenged the Conversion Price to be applied.

                  This single issue of law -- what is the applicable Conversion Price -- dominates the litigation. Many subsidiary issues will be determined, or otherwise significantly affected, by the resolution of the Conversion Price issue. Indeed, any trial will be greatly simplified -- and many jury questions eliminated -- if the Court first determines as a matter of law the Conversion Price and closely related legal issues arising from the October 30, 2000 Conversion Notice (as hereinafter defined).

                  Accordingly, Pooled Equity moves for partial summary judgment on the following legal issues arising from the October 30, 2000 Conversion
Notice:

                  (1) Is the correct Conversion Price $0.69 per share based on Greenbriar's issuance of $0.69 per share options to certain of its officers and directors;

                  (2) Did Pooled Equity's Conversion Notice comply with the requirements for conversion under the Certificates of Designation (as hereinafter defined); and

                  (3) Did the Conversion Price remain $0.69 per share even if Greenbriar rescinded the $0.69 per share options after Pooled Equity served its Conversion Notice at $0.69 per share of Common Stock.

                  As will be demonstrated below, the agreements governing the relationship between Pooled Equity and Greenbriar answer all of these questions in the affirmative as a matter of law. Greenbriar's successive issuance of low price stock options reduced the Conversion Price for Pooled Equity's Preferred Stock, ultimately to $0.69 per share. The requirements for conversion are clear and simple, and Pooled Equity complied with them. Finally, the $0.69 Conversion

Price could not be readjusted by canceling the $0.69 options after Pooled Equity served its Conversion Notice.

                  Accordingly, there is no genuine issue of material fact with respect to Pooled Equity's conversion of its Preferred Stock into Common Stock at a $0.69 per share Conversion Price, and Pooled Equity is entitled, as a matter of law, to partial summary judgment establishing these issues for the duration of the case.

                             II. SUMMARY OF ARGUMENT

                  The Certificates of Designation (as hereinafter defined) for the Preferred Stock unambiguously provide that the Conversion Price of Pooled Equity's Preferred Stock was to be adjusted if, among other things, Greenbriar issued options to subscribe for or purchase Greenbriar nonpreferred stock or convertible securities, and the price of those options was less than the otherwise applicable Conversion Price ($17.50). In such event, the Conversion Price of Pooled Equity's Preferred Stock was to be adjusted to the price per share of Common Stock for which a person could exercise his or her options.

                  After the issuance of the Preferred Stock to Pooled Equity, Greenbriar granted various options to purchase shares of Common Stock to certain employees, officers, and directors of Greenbriar. Pooled Equity is now aware of such options being issued with exercise prices ranging from $17.75 to $0.69 per share of Common Stock. As a result, on the date of grant of each option, the Conversion Price at which Pooled Equity was entitled to convert its Preferred Stock fell with each subsequently lower option exercise price -- finally settling at $0.69 per share of Common Stock.

                  On October 30, 2000, Pooled Equity notified Greenbriar that it was electing to convert the Preferred Stock at $0.69 per share of Common Stock. Greenbriar, however, refused to issue the Common Stock at $0.69 per share, attempting instead to deliver stock certificates representing a lower number of shares Common Stock calculated at a $17.50 Conversion Price. Pooled Equity returned the inaccurate stock certificates, pointing out the error in Greenbriar's conversion method. Nevertheless, on January 13, 2001 - - the mandatory conversion date set forth in the Certificates of Designation if an earlier voluntary conversion by Pooled Equity had not occurred - - Greenbriar again notified Pooled Equity that it had converted Pooled Equity's Greenbriar Preferred Stock to Common Stock at a Conversion Price of $17.50 per share of Common Stock. Yet again, Pooled Equity objected to Greenbriar's attempted conversion at $17.50 per share.

                  The Transaction Documents (as hereinafter defined) are clear and unambiguous on the subjects addressed by this Motion; extrinsic evidence is unnecessary, and its admission to vary the parties' agreements set forth in the Transaction Documents would be improper. Greenbriar's issuance of options to acquire Common Stock at prices lower than the otherwise-applicable Conversion Price resulted in downward adjustments of the Conversion Price. Pooled Equity properly gave notice of conversion at the $0.69 per share Conversion Price that, to the best of Pooled Equity's knowledge, is the lowest and most recent exercise price for which stock options were issued by Greenbriar. The $0.69 options were outstanding at the time Pooled Equity gave its Conversion Notice, and even if Greenbriar had managed to "call in" the options prior to its receipt of the Conversion Notice, the Certificates of Designation do not provide for an upward readjustment of the Conversion Price in the event of cancellation or rescission of options prior to their expiration.

                         III. SUMMARY JUDGMENT EVIDENCE

                  EXHIBIT A. The Affidavit of J.D. Dell in Support of Plaintiff LSOF Pooled Equity, L.P.'s Motion for Partial Summary Judgment and Brief in Support (the "Dell Aff."), with Exhibits attached thereto.

                  EXHIBIT B. The Affidavit of Catherine Bowe in Support of Plaintiff LSOF Pooled Equity, L.P.'s Motion for Partial Summary Judgment and Brief in Support (the "Bowe Aff."), with Exhibits attached thereto.

                  EXHIBIT C. The Affidavit of Rita Aybar-Townsend in Support of Plaintiff LSOF Pooled Equity, L.P.'s Motion for Partial Summary Judgment and Brief in Support (the "Aybar-Townsend Aff."), with Exhibits attached thereto.

                            IV. UNCONTROVERTED FACTS

                  1. Greenbriar is a publicly traded company (AMEX) that owns and operates extended care nursing homes and assisted living facilities for the elderly. Although on December 31, 1997 Greenbriar's Common Stock traded at $17.25 per share, today it trades at approximately $0.60 per share. Dell Aff. at P. 3. (5)

A.       Pooled Equity Purchased 2.2 Million Shares of Greenbriar Preferred
         ------------------------------------------------------------------
         Stock.
         ------

                  2. On December 31, 1997, Pooled Equity's predecessor-in-interest and Greenbriar entered into a Stock Purchase Agreement dated December 31, 1997 (the "Purchase Agreement"). (6) The aggregate purchase price Pooled Equity paid for the 2.2 million shares of Preferred Stock was $22

----------
(5) The Dell Affidavit and all exhibits thereto are incorporated herein by reference as if set forth at length.

(6) Lone Star Opportunity Fund, L.P. ("Lone Star") is the party that entered into the Purchase Agreement and purchased Preferred Stock from Greenbriar pursuant to the Transaction Documents. Lone Star assigned the Preferred Stock to LSOF Greenbriar, L.L.C. ("LSOF Greenbriar"), a wholly owned subsidiary of Lone Star and another affiliate of Pooled Equity, pursuant to an Assignment and Assumption Agreement dated January 13, 1998. On July 23, 1998, LSOF Greenbriar assigned the stock to Pooled Equity.

million (or $10 per share). Dell Aff. at P. 4, Exhibit 1.

                  3. Pursuant to the Purchase Agreement and related transaction documents (the Purchase Agreement and the Certificates of Designation, and related transaction documents are collectively referred to herein as the "Transaction Documents"), Pooled Equity purchased (i) 1,400,000 shares of Greenbriar's Series F Senior Convertible Preferred Stock (the "Series F Preferred"), and (ii) 800,000 shares of Greenbriar's Series G Senior Non-Voting Convertible Preferred Stock (the "Series G Preferred") (the Series F Preferred and Series G Preferred are collectively referred to herein as the "Preferred Stock." The Series G Certificate of Designation together with the Series F Certificate of Designation shall be collectively referred to as the "Certificates of Designation"). Dell Aff. at P. 5, Exhibits 2 and 3.

B.       THE PREFERRED STOCK WAS CONVERTIBLE INTO COMMON STOCK AT AN ADJUSTABLE
         ----------------------------------------------------------------------
         PRICE.
         ------

                  4. The Preferred Stock was convertible into shares of Greenbriar's common stock (the "Common Stock"). Pooled Equity had the right to convert the Preferred Stock to Common Stock at any time after January 13, 2000, and, if Pooled Equity did not exercise its right to convert, the Preferred Stock was to mandatorily convert to Common Stock on January 13, 2001. Dell Aff. at P. 6, Exhibits 2, 3 at ss.ss. 6.1, 6.3.

                  5. The price per share at which the Preferred Stock was to convert to Common Stock (the "Conversion Price") was initially $17.50 per share of Common Stock, subject to adjustment to prevent the dilution of Pooled Equity's position through the issuance of additional shares of Common Stock or common stock equivalents (such as stock options) at prices lower than $17.50 per share (the "Anti-Dilution Provisions"). Dell Aff. atP. 7, Exhibits 2, 3 at p. 3. Thus, the Conversion Price was to be adjusted, among other things, whenever Greenbriar issued options to subscribe for, or purchase, Greenbriar non-preferred stock or convertible securities (including Common Stock) and the price of those options was less than the Conversion Price. Dell Aff. atP. 7, Exhibits 2, 3 atss.6.4(d). In that event, the Conversion Price was to be adjusted downward to the price per share for which a person could exercise his or her options. Dell Aff. atP. 7, Exhibits 2, 3 atss. 6.4(c)(2).

                  6. Upon the happening of each event that adjusted the Conversion Price, Greenbriar was required to deliver to Pooled Equity a certificate reflecting the adjustment in Conversion Price. Greenbriar has never delivered any such certificates. Dell Aff. atP. 8.

C.       POOLED EQUITY FOUND AN EVENT ADJUSTING THE CONVERSION PRICE TO $0.69
         --------------------------------------------------------------------
         PER SHARE AND PROPERLY EXERCISED ITS CONVERSION RIGHT.
         ------------------------------------------------------

                  7. In October 2000, while conducting due diligence related to a proposal by Greenbriar to defer the mandatory conversion provisions of the Transaction Documents, Pooled Equity found that, since the date of issuance of the Preferred Stock, although required by the Transaction Documents, Greenbriar had failed to provide the requisite certifications to Pooled Equity that Greenbriar had granted various options to purchase shares of Common Stock to certain employees, officers, and directors of Greenbriar at exercise prices below the Conversion Price which resulted in adjustments to the Conversion

Price. The most recent option issuances of which Pooled Equity is aware had an exercise price of $0.69 per share of Common Stock, which appears to reflect the market price of the Common Stock at the time of the grant of such options. (7) Dell Aff. at P. 9; Bowe Aff. at P. P. 4, 5 and 6. The grant of these options, under the provisions described above, triggered the Anti-Dilution Provisions and caused the Conversion Price to fall progressively downward from $17.75 to $0.69 per share of Common Stock. Dell Aff. at P. 9.

                  8. Pooled Equity then delivered a written notice of conversion to Greenbriar on October 30, 2000 (the "Conversion Notice"). A copy of the Conversion Notice was hand delivered to Greenbriar's Chairman, James R. Gilley ("Gilley") during a meeting in Pooled Equity's offices. Additionally, Pooled Equity hand delivered the original Conversion Notice, with the Greenbriar Preferred Stock certificates attached thereto, at Greenbriar's principal place of business at 4265 Kellway Circle, Addison, Texas 75244. Aybar-Townsend Aff. at
P. 4. In the Conversion Notice, Pooled Equity elected to convert its shares of Preferred Stock into Common Stock at a Conversion Price of $0.69. Assuming no accrued and unpaid dividends, at the adjusted Conversion Price, Pooled Equity's remaining 1,897,697 shares of Preferred Stock (8) should have been converted into 27,502,855 shares of Common Stock. The Conversion Notice, therefore, directed

----------
(7) Pooled Equity is aware of earlier options issued at prices of $11.25 and $2.50 per share.

(8) During the 2000 calendar year, Greenbriar redeemed 302,303 shares of the Series G Preferred Stock. Based on an erroneous stock power, Greenbriar alleges that an additional 1,897 shares of Series G Preferred Stock were redeemed. Pooled Equity disputes this allegation.

Greenbriar to issue to Pooled Equity the Common Stock it was entitled to receive. (9) Dell Aff. at P. P. 10 and 11, Exhibit 4.

                  9. At the time Gilley was presented with a copy of the Conversion Notice, he admitted that the options were still outstanding, but that he had been advised that the issuance of the options was permissible under the Transaction Documents. Gilley did not mention that the options had expired or otherwise were no longer outstanding. Dell Aff. atP. 12.

                  10. Despite Gilley's admission, Greenbriar refused to issue the Common Stock as requested in the Conversion Notice. Rather, after Greenbriar had an opportunity to piece together a defense, Greenbriar claimed that it had taken steps to re-inflate the Conversion Price by terminating or rescinding the $0.69 options subsequent to the date of delivery of Pooled Equity's Conversion Notice. As shown below, the Transaction Documents do not authorize such an after-the-fact upward adjustment of the Conversion Price. Greenbriar, therefore, wrongfully refused to convert the Preferred Stock to Common Stock at $0.69 per share. Dell Aff. at P. 13.

                  11. Instead, after Pooled Equity tendered its Preferred Stock certificates to Greenbriar for conversion, Greenbriar delivered to Pooled Equity stock certificates representing a number of shares of Common Stock based upon a $17.50 Conversion Price. Pooled Equity returned those inaccurate stock certificates, indicating the error in Greenbriar's conversion method. Greenbriar has continually failed to convert the Preferred Stock at $0.69 per share of

----------
(9) Pooled Equity directed that Greenbriar issue 6,955,135 of those shares of the Common Stock in a manner consistent with the waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Waiting Period"). Greenbriar should have issued all remaining shares of Common Stock to Pooled Equity upon the expiration of the Hart-Scott Waiting Period on December 14, 2000.

Common Stock and inappropriately retained Pooled Equity's Preferred Stock certificates until wrongfully converting the Preferred Stock at a $17.50 Conversion Price. Dell Aff. at P. 14.

D.       GREENBRIAR AGAIN ATTEMPTS TO CONVERT POOLED EQUITY'S PREFERRED STOCK AT
         -----------------------------------------------------------------------
         THE WRONG CONVERSION PRICE.
         ---------------------------

                  12. On January 13, 2001, Greenbriar again notified Pooled Equity that it had converted the Preferred Stock into Common Stock at a Conversion Price of $17.50 per share. This time, Greenbriar relied on the mandatory conversion date of January 13, 2001 set forth in the Transaction Documents. Had Greenbriar properly fulfilled its contractual obligations and issued Common Stock to Pooled Equity at the appropriate adjusted Conversion Price of $0.69 per share of Common Stock, Pooled Equity would now own a supermajority of the Common Stock and would, therefore, be able to control the Greenbriar board of directors. Dell Aff. at P. 15.

                          IV. ARGUMENT AND AUTHORITIES

A.       SUMMARY JUDGMENT STANDARD.
         --------------------------

                  A plaintiff may move for summary judgment, at any time after the adverse party has appeared or answered, on the ground that one or more of its claims have been established as a matter of law, and as a result, there are no genuine issues of material fact to be determined. (10) To prevail and place the burden on the defendant, the plaintiff must establish each element of its claim(s) as a matter of law. (11) A party need not move for summary judgment on all

----------
(10) TEX. R. CIV. P. 166a(a).

(11) Preston Ridge Financial Servs. v. Tyler, 796 S.W.2d 772, 775 (Tex. App. -- Dallas 1990, writ denied).

of its claims, but may move for partial summary judgment, which becomes final upon the disposition of the other issues in the case. (12)

                  The procedure for obtaining summary judgment on a declaratory judgment claim is the same as for other causes of action. (13) In order to be entitled to declaratory relief, a party must demonstrate that a justiciable controversy has arisen regarding the rights of the parties. The term justiciable controversy has been interpreted to mean that: (i) there is a real controversy between the parties; and (ii) the controversy is one that will actually be determined by the judicial declaration sought. (14) Additionally, a party must have a justiciable interest, or proper standing, to maintain a claim for declaratory relief. (15)

                  In the present case, a real controversy has arisen between Pooled Equity and Greenbriar (who are both interested parties) regarding the terms of the Transaction Documents. (16) Specifically, the parties disagree as to what the appropriate Conversion Price was, and whether Pooled Equity gave proper notice of its intent to convert on October 30, 2000. Pooled Equity therefore

----------
(12) Hyundai Motor Co. v. Alvarado, 892 S.W.2d 853, 855 (Tex. 1995).

(13) TEX. R. CIV. P. 166a(a).

(14) TEX. CIV. PRAC & REM. CODEss. 37.008; Bonham State Bank v. Beadle, 907 S.W.2d 465, 467 (Tex. 1995).

(15) TEX. CIV. PRAC & REM. CODEss. 37.004(a).

(16) It is axiomatic that contracts, among other things, are the proper subject matter of declaratory relief. TEX. CIV. PRAC & REM. CODEss. 37.004. When a dispute arises from the terms of a contract and the contract is unambiguous, the Court should determine the parties' rights and obligations under the agreement as a matter of law. ACS Investors, Inc. v. McLaughlin, 943 S.W.2d 426, 430 (Tex.
1996) (citations omitted); Dallas Bank & Trust Co. v. Frigiking, Inc., 692 S.W.2d 163 (Tex. App. - Dallas 1985, writ denied) (holding that when contract language is not ambiguous, a court must determine the intent of the parties as expressed in the contract). The Court alone determines whether a contract is ambiguous. See R & P Enterprises v. LaGuarta, Gavrel & Kirk, Inc., 596 S.W.2d 517 (Tex. 1980). A contract is not ambiguous if it is "so worded that a court may properly give it a certain or definite legal meaning or interpretation." Id. at 519.

seeks a judgment from this Court finding that: (i) the Conversion Price was adjusted from $17.50 per share of Common Stock to $0.69 per share of Common Stock; and (ii) Pooled Equity properly exercised its right to convert at $0.69 per share of Common Stock on October 30, 2000. Such a ruling will firmly establish the rights of the parties vis-a-vis the Transaction Documents, and will simplify any remaining issues in this case.

B.       INTERPRETATION OF THE CERTIFICATES IS A QUESTION OF LAW.
         --------------------------------------------------------

                  Pooled Equity's conversion rights are created and governed by the Certificates of Designation for the two classes of Greenbriar Preferred Stock held by Pooled Equity. Under well settled law, interpretation of a contract, such as the Certificates of Designation, is a questions of law, appropriate for summary determination. (17) As one court held, "[w]hen the controversy can be resolved by proper interpretation of contracts that are complete and not subject to challenge for ambiguity, rendition of summary judgment is appropriate." (18) Further:

                  It is elementary that if there is no ambiguity, the construction of the written instrument is a question of law for the court [citation omitted]. It is the general rule of the law of contracts that where an unambiguous writing has been entered into between the parties, the courts will give effect to the intention of the parties as expressed or as is apparent in the writing. In the usual case, the instrument alone will be deemed to express the intention of the parties for it is objective, not subjective, intent that controls.
                  (19)


----------
(17) NEV. REV. STAT. 78.1955(1) (1999).

(18) Utica National Insurance Co. v. Fidelity & Casualty Co., 812 S.W.2d 656, 663 (Tex.App. - - Dallas 1991, writ denied).

(19) City of Pinehurst v. Spooner Addition Water Co., 432 S.W.2d 515, 518 (Tex.
1968).

                  In the instant case, the language of the Certificates of Designation is clear and unambiguous with respect to the issues arising out of Greennbriar's issuance of options to purchase Common Stock and Pooled Equity's subsequent Conversion Notice; this case is, accordingly, ripe for summary judgment. (20)

C.       THE CONVERSION PRICE WAS ADJUSTED TO $0.69.
         -------------------------------------------

                  The threshold question that this Court must decide is whether Greenbriar's issuance of certain stock options triggered the Anti-Dilution Provisions contained in the Certificates of Designation. In answering this question, the Court need look no further than the four corners of the Certificates of Designation, which provide:

                  In case at any time . . .Greenbriar shall . . .ISSUE, any warrants, OPTIONS or OTHER RIGHTS to subscribe for or purchase any [Common Stock] . . . and the consideration per share for which [Common Stock] may at any time thereafter be issuable pursuant to such warrants, options or other rights . . .shall be less than EITHER the Conversion Price OR the Fair Market Price per share of Greenbriar Common Stock on the Computation Date, then the Conversion Price shall be adjusted as provided in Section 6.4(c). (21)

                  (Emphasis added). Pursuant to Section 6.4(c) of the Certificates of Designation:

                  [T]he Conversion Price shall be adjusted to the lower of . . . the value of the consideration per share for which such

----------
(20) The rule would be the same if the law of Nevada, the state of Greenbriar's incorporation, were applied. "Questions of contract construction, in the absence of ambiguity or other factual issues, are suitable for determination by summary judgment." Nelson v. California State Automobile Association Inter-Insurance Bureau, 114 Nev. 345, 347, 956 P.2d 803, 805 (1998).

(21) See Certificates of Designation, p. 14P. 6.4(e).

                  [shares of Common Stock] were issued (or, in the case of [options] are issuable). (22)

                  The summary judgment evidence demonstrates that Greenbriar granted various options to purchase shares of Common Stock to certain employees, officers, and directors of Greenbriar. (23) The most recent of those options were issued with a price of $0.69 per share of Common Stock, which appears to reflect the market price of the Common Stock at the time of the grant. (24) Based on a plain reading of the language set forth above, the grant of these options triggered the Anti-Dilution Provisions set forth in Section 6.4 of the Certificates of Designation - - regardless of whether any of the options were ever exercised. As a matter of law, the Conversion Price of the Preferred Stock was $0.69 per share of Common Stock on October 30, 2000.

D.       POOLED EQUITY PROPERLY EXERCISED ITS CONVERSION RIGHTS.
         -------------------------------------------------------

                  The second issue for the Court to determine is whether Pooled Equity properly exercised its right to convert the Preferred Stock. Again, as a matter of law, the answer to this question is yes.

                  Pursuant to Section 6.2 of the Certificates of Designation, in order to effect a proper conversion of the Preferred Stock:

                  [T]he holder shall surrender to Greenbriar. . .the certificate or certificates representing [the Preferred Stock], accompanied by written notice to Greenbriar that the holder elects to convert all or a specified number of such shares and


----------
(22) See Certificates of Designation, p. 13P. 6.4(c)(2).

(23) See Dell Aff. atP. 9.

(24) See Dell Aff. atP. 9.

                  stating therein the holder's name or the name or names of the holder's nominees in which the holder wishes the certificate or certificates for Greenbriar Common Stock to be issued or transferred. (25)

                  Pooled Equity complied with each of these requirements. The summary judgment evidence shows that on October 30, 2000, Pooled Equity delivered the written Conversion Notice to Greenbriar. (26) Attached to the Conversion Notice were the stock certificates representing the Preferred Stock.
(27) As required, the Conversion Notice set forth the number of shares of Preferred Stock to be converted (all of the Preferred Stock), and the name of the holder of the stock (LSOF Pooled Equity, L.P.) and the name in which the stock certificates were to be issued (LSOF Pooled Equity, L.P.). There are no other procedures or requirements that Pooled Equity was required to satisfy to convert the Preferred Stock. As a matter of law, Pooled Equity satisfied each requirement to convert the Preferred Stock, which conversion was effective on October 30, 2000. (28)

E.       THE CONVERSION PRICE HAS NOT BEEN READJUSTED.
         ---------------------------------------------

                  The lack of specificity in Greenbriar's pleadings, as well as Greenbriar's failure to furnish Pooled Equity with documents evidencing the options or the certificates reflecting the adjustment in the Conversion Price, leaves Pooled Equity in a position of speculating as to what might be

----------
(25) See Certificates of Designation, p. 11P. 6.2.

(26) See Dell Aff. atP. 10.

(27) See Dell Aff. atP. 10.

(28) The Certificates of Designation provide, "Any conversion made at the election of a holder of the [Preferred Stock] shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the [Preferred Stock] . . .persons entitled to receive the [Common Stock] issuable upon conversion shall be treated for all purposes as the record holder or holders of such [Common Stock] on such date." See Certificates of Designation,
p. 11 P. 6.2.

Greenbriar's justification for refusing to issue Common Stock at the adjusted $0.69-per-share Conversion Price in the face of the clear language of the Certificates of Designation. (29) There have been hints, in communications from Greenbriar's officers to Pooled Equity's representatives, that Greenbriar perhaps considers that the $0.69 options are no longer in effect. Pooled Equity is reluctant to address contentions that have not been articulated with specificity by Greenbriar, but nevertheless feels obliged to point out that the Transaction Documents foreclose any self-help remedies by virtue of which Greenbriar may have attempted to reverse the anti-dilution adjustment once such adjustment had been triggered.

                  First, Pooled Equity assumes that Greenbriar will concede that the $0.69 options remained outstanding at the time of delivery of the Conversion Notice on October 30, 2000. Greenbriar's Chairman, James R. Gilley, admitted as much during the meeting of October 30, 2000, when a copy of the Conversion Notice was tendered to him. At that time, Gilley's response was that he had been advised that the issuance of the options was permissible--rather than that the options had expired or otherwise were no longer outstanding. (30)

                  Greenbriar's officers thereafter indicated to Pooled Equity that somehow they either had withdrawn, or would withdraw or cancel, the $0.69 options, as if such an action would negate the effect of their issuance and cause an upward readjustment of the Conversion Price. If such in fact is the

----------
(29) Greenbriar broadly asserts that, "Plaintiff did not follow the correct procedures to convert any of its preferred shares if there was an adjustment in the conversion price." See Defendant's Original Answer and Counterclaim, p. 2P.
7. Again however, Greenbriar fails to state what, if any, procedures Pooled Equity failed to satisfy.

(30) See Dell Aff. atP. 12.

intent and contention of Greenbriar, any such effort was clearly ineffectual after Pooled Equity gave notice of conversion and thereby fixed its rights to own Common Stock at the adjusted $0.69 per share Conversion Price. The Certificates of Designation entitle Pooled Equity to convert its Preferred Stock at the then-effective, adjusted Conversion Price; they do NOT give Greenbriar the right to move the target AFTER Pooled Equity delivered the Notice of Conversion.

                  In addition, the clear language of the Certificates of Designation renders ineffective any such attempt to force a readjustment of the Conversion Price, even if Pooled Equity's notice had been deficient. The Certificates of Designation provide for readjustment of the Conversion Price as follows:

                  (f) Superseding Adjustment of Conversion Price. If, at any time after any adjustment of the Conversion Price shall have been made pursuant to the foregoing
                           Section 6.4(d) or 6.4(e) on the basis of issuance of
                           warrants or other rights....:
                           (1)      all of such warrants, options or
                                    rights...SHALL EXPIRE, and none of such
                                    warrants, options or rights ... shall have
                                    been exercised ...such previous adjustment
                                    shall be rescinded and annulled . . . .(31)

                  The Certificates of Designation provide for readjustment of the Conversion Price upon expiration of options--that is, termination by passage of time according to the express terms of the options. The Certificates of Designation do not provide Greenbriar, the issuer of the options, with any rights once the option issuance has triggered an adjustment of the Conversion Price based on the issuance of options with an exercise price below the

----------
(31) See Certificates of Designation, p. 15,P. 6.4(f).

Conversion Price. Pooled Equity cannot undo such an adjustment by taking action to rescind or annul the options and the option holders' rights therein.

                  In short, the adjustment of the Conversion Price to $0.69 occurred upon the issuance of the options; the price cannot be, and was not, readjusted unless all such options expired by their own terms (and not by any subsequent acts of Greenbriar) without being exercised.

                                   CONCLUSION
                                   ----------

                  The Transaction Documents unequivocally provide that if Greenbriar issued stock options, then the Conversion Price of the Preferred Stock would be adjusted to the exercise price of such options. It is undisputed that Greenbriar issued to certain employees Common Stock options with an exercise price of $0.69 per share of Common Stock. Accordingly, Pooled Equity was entitled to convert the Preferred Stock into Common Stock at a Conversion Price of $0.69 per share of Common Stock. On October 30, 2000, Pooled Equity properly exercised its right to convert the Preferred Stock at $0.69 per share of Common Stock.

                  WHEREFORE, Pooled Equity respectfully prays that the Court enter summary judgment in its favor on the issues set forth above and grant Pooled Equity all such other and further relief to which it may be justly entitled.

                           Respectfully submitted,



                           /s/  T. Ray Guy
                           ----------------------------------------------------
                           T. Ray Guy
                           State Bar No. 08648500
                           K. Todd Phillips
                           State Bar No. 24002767
                           J. Brian Williams
                           State Bar No. 24028222

                           WEIL, GOTSHAL & MANGES LLP
                           100 Crescent Court, Suite 1300
                           Dallas, Texas 75201-6950
                           Telephone:  (214) 746-7700
                           Telecopy:   (214) 746-7777

                           ATTORNEYS FOR PLAINTIFF
                           LSOF POOLED EQUITY, L.P.



                            CERTIFICATE OF CONFERENCE
                            -------------------------

         Counsel for movant and counsel for respondent have personally conducted a conference at which there was a substantive discussion of every item presented to the Court in this Motion and despite best efforts the counsel have not been able to resolve those matters presented.


                                          /s/  K. Todd Phillips
                                          -------------------------------------
                                          K. Todd Phillips



                                      FIAT
                                      ----

                  The foregoing Motion for Partial Summary Judgment and Brief in Support is set for hearing on 3-8 , 2001 at 3:45 o'clock p .m.



                                          /s/  Bill Rhea
                                          -------------------------------------

                             CERTIFICATE OF SERVICE
                             ----------------------

         This is to certify on February 8 , 2001, a true and correct copy of the foregoing Plaintiff LSOF Pooled Equity, L.P.'s Motion for Partial Summary Judgment and Brief in Support was served upon counsel for Defendant Greenbriar Corporation at the address below, via hand delivery:

                                    Terrell W. Oxford, Esq.
                                    Susman Godfrey L.L.P.
                                    901 Main Street, Suite 4100
                                    Dallas, Texas 75202-3775


                                                     /s/ J. Brian Williams
                                                     --------------------------
                                                     J. Brian Williams